INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

TCW INVESTMENT MANAGEMENT COMPANY LLC

AND

WHITE OAK CAPITAL PARTNERS PTE. LTD.

THIS AGREEMENT, made this 11th day of February, 2025 is by and between TCW Investment Management Company LLC (“Adviser”), a Delaware limited liability company, and White Oak Capital Partners Pte. Ltd. (the “Sub-Adviser”), a private company incorporated under the laws of Singapore.

WHEREAS, TCW Funds, Inc. (“Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser and the Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust has retained the Adviser to render investment advisory services to the Trust, on behalf of TCW White Oak Emerging Markets Equity Fund (the “Fund”), pursuant to an Investment Advisory Agreement dated February 6, 2013 as may be amended from time to time (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement authorizes the Adviser to delegate to one or more other investment advisers any or all of the Adviser’s duties and obligations under the Advisory Agreement; and

WHEREAS, the Trust (indirectly through the Adviser) and the Adviser wish to retain the Sub-Adviser to render certain investment advisory services to the Fund, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

1.  Appointment

The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to the Fund for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Section 9 of this Agreement.

2. Services and Duties of Investment Sub-Adviser

Subject to the general supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), the Sub-Adviser will:

(a) Subject to Section 3(d) below, provide investment management services to the Fund in accordance with their investment objectives and policies, as stated in each Fund’s then-effective prospectus and statement of additional information, filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, as amended and supplemented from time to time (the “Registration Statement”), and such other limitations as the Trust, the Fund, the Board or the Adviser may impose with respect to the Fund by giving five (5) Business Days’ prior written notice to the Sub-Adviser. For the purposes of this Agreement, “Business Day” shall mean a day (except Saturdays, Sundays and public holidays) on which the banks in Singapore and New York are open for normal banking business;

(b) invest and reinvest the assets of the Fund by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use;

(c) oversee the placement of purchase and sale orders on behalf of the Fund in respect of the portfolio securities and other assets of the Fund;

(d) employ portfolio managers to make investment decisions and securities analysts to provide research services to the Fund, in each case to the extent determined necessary by the Sub-Adviser;

(e) subject to the understanding set forth in Section 12(a)(1) of this Agreement, vote all proxies solicited by or with respect to the issuers of portfolio securities in which the assets of the Fund may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable laws, rules and regulations; maintain records of all proxies voted on behalf of the Fund; and provide information to the Trust, the Adviser or their designated agent in a reasonably complete and timely manner to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act;

(f)  maintain reasonable books and records with respect to each Fund’s portfolio securities transactions, in accordance with applicable laws, rules and regulations; and

(g) to the extent reasonably requested by the Adviser or officers of the Fund, cooperate with and provide reasonable assistance to the Adviser and the Trust’s other service providers by (1) keeping them informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Fund under this Agreement, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

In providing the foregoing services, the Sub-Adviser will provide the Adviser and/or the Fund with an ongoing and continuous investment program in respect of the Fund. In addition, the Sub-Adviser will furnish the Adviser and/or the Fund with statistical information as the Adviser and/or the Fund may reasonably request with respect to the securities or other investments in which the assets of the Fund are invested.

The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

(h) comply in all material respects with the applicable sections of (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder, (2) any other laws, rules and regulations applicable to it, including but not limited to applicable securities and anti-corruption laws and regulations, (3) the Sub-Adviser’s compliance policies and procedures (provided, however, that the Sub-Adviser shall comply with the policies and procedures provided by the Trust with respect to Rules 17e-1, 10f-3, and 17a-7 under the 1940 Act), (4) the Internal Revenue Code of 1986, as amended (“Code”), (5) the investment objectives, strategies, policies, limitations and restrictions of the Fund as described in the Registration Statement, (6) the Trust’s Trust Instrument and By-Laws and (7) any reasonable written instructions of the Adviser or the Board (the applicable laws, rules and regulations set forth in clauses (1), (2) and (4) of this Section 2(h) are referred to herein as “Applicable Laws and Regulations”);

(i) use commercially reasonable efforts to manage the assets of the Fund to comply with the requirements of the Code and regulations issued under section 851(b)(2) and section 851(b)(3) of the Code; provided, however, that with respect to the ten per cent. (10%) voting securities test contained in section 851(b)(3)(A)(ii) of the Code, the Sub-Adviser will comply with such requirements as the Trust, the Fund or the Adviser shall furnish to the Sub-Adviser from time to time with prior written notice;

(j) keep the Adviser and/or the Board informed of developments materially affecting the sub-advisory services provided to the Fund;

(k) make available to the Board, the Adviser, the Fund’s Chief Compliance Officer (“CCO”) and the Trust’s administrator, promptly upon their reasonable request, such copies of its records with respect to the Fund as may be required to assist in their compliance with applicable laws, rules and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and furnish to the Board and/or the Adviser such periodic and special reports regarding the Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of the Fund, bi-annual and annual compliance reports and certifications, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying material compliance matters and any material changes to the Sub-Adviser’s compliance program (including revisions to compliance policies and procedures), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities or other instruments held by the Fund such as, among others, securities purchased pursuant to Rule 144A and 4(2) commercial paper, compliance with the Sub-Adviser’s code of ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(l) make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Fund;

(m) upon the request of the Adviser, and no more than two (2) times in any calendar year, review draft reports to shareholders, registration statements or portions thereof that relate to the Fund or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents to the extent they relate to the Fund pursuant to this Agreement;

(n) not knowingly use material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the

Funds pursuant to this Agreement;

(o) promptly notify the Trust, the Adviser and/or the Board in the event that the Sub-Adviser or any of its affiliates becomes aware that the Sub-Adviser: (i) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority (other than a routine examination, audit or inquiry); or (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser; or is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons that relate to the Trust or the Fund and that would be expected to have a materially adverse effect on the Trust or the Fund, or (v) the ability of the Sub-Adviser or any of its management persons to perform their duties under this Agreement. The Sub-Adviser will promptly notify the Trust, the Adviser and the Board if its chief executive officer or any member of the portfolio management team named in the Registration Statement for the Fund changes, or if there is an actual or imminent change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(p) except as required by Applicable Laws and Regulations, not disclose information regarding portfolio characteristics, trading history, portfolio holdings, performance information or any other related information to any third party, except in compliance with Section 15(a) of this Agreement (including the consent provision therein) and the Trust’s policies on disclosure of portfolio holdings, except that the foregoing shall not prohibit the Sub-Adviser from using its track record with respect to the Fund, or including the Fund’s performance data in any advertisement of the Sub-Adviser;

(q) provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Form N-CSRs and Form N-PORTs;

(r) provide reasonable assistance to the Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Adviser, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser. This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Board’s Valuation Committee convenes provided that notice of such meeting is provided at least seven (7) days prior to such meeting; (ii) upon the request of the Adviser or the custodian, confirming pricing and providing recommendations for fair valuations; and (iii) maintaining records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Adviser or the Trust upon request, with such records being deemed Funds records. Notwithstanding the foregoing, the Adviser acknowledges and agrees that Sub-Adviser is not a valuation designee or a pricing vendor for the Fund, the Sub-Adviser agrees to provide pricing information solely as an accommodation for the Fund, and the Sub-Adviser does not have any responsibility for determining the price or value of any portfolio security or asset held by the Fund or calculating each Funds’ net asset value. The Sub-Adviser shall not be liable for any damages or losses resulting from prices for which the Sub-Adviser provides assistance in obtaining a valuation, or for which it makes a recommendation;

(s) not knowingly consult with any other investment sub-adviser of the Trust (if any), or with the sub-adviser to any other investment company (or separate portfolio thereof) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple sub-advisers may be engaged to provide services to the Adviser and/or the Fund, the Sub-Adviser shall be responsible for providing investment advisory services only with respect to the portfolio securities allocated to the Sub-Adviser by the Adviser; and

(t) provide the Trust and the Adviser with a copy of its Form ADV and Form ADV Part 2A on an annual basis.

For the avoidance of doubt, it is acknowledged and agreed that the Sub-Adviser assumes full responsibility for all actions, and any failure to act, by each officer, director, employee, independent contractor, affiliates of the Sub-Adviser or any other person utilized by the Sub-Adviser to perform services under this Agreement.

The Sub-Adviser further agrees to keep the Adviser informed, that it may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as it believes reasonably necessary to assist it in carrying out its obligations under this Agreement. However, the Sub-Adviser may not retain the services of any entity that would be an “investment adviser”, as that term is defined in the 1940 Act, to the Fund unless any agreement with such entity has been approved by (i) a majority of the Trust’s Board, including a majority of the Independent Trustees, and (ii) to the extent necessary, the vote of a majority of the outstanding voting securities of the Fund.

The Sub-Adviser will immediately notify the Adviser in the event that the services provided by the Sub-Adviser to the Adviser, as stated in this Agreement, are materially delayed or otherwise impacted and cannot be provided by the Sub-Adviser to the Adviser for any period of time.

3. Services and Duties of the Adviser

The Adviser or its authorized delegates shall provide or procure the provision to the Sub-Adviser within such timeframes as may be agreed between the parties hereto, such information regarding the Fund as will enable the Sub-Adviser to fulfil its duties hereunder or as reasonably requested by the Sub-Adviser from time to time in connection with its provision of the services under this Agreement. Such information shall include, but not be limited to:

(a) the net proceeds immediately available for investment following the issue of the shares of the Fund;

(b) the amount of monies required from time to time for redemption of the shares of the Fund;

(c) all notices of meetings, reports, circulars and other communications received or made by the Adviser in respect of the Fund;

(d) compliance policies and procedures of the Fund (adopted under Rule 38a-1 of the 1940 Act) and any amendments thereto (which shall be provided to the Sub-Adviser promptly); and

(e) all changes to the investment objectives, policies and restrictions of the Fund, to the extent they affect the duties of the Sub-Adviser hereunder, provided that such change shall not be binding upon the Sub-Adviser until ten (10) Business Days following the actual receipt by the Sub-Adviser of such changes.

The Adviser shall have regard to and where applicable comply with any regulations made from time to time governing the promotion of the Fund in any country in which the shares of the Fund are sought to be placed or sold or are applicable to its role under this Agreement.

4A. Representations By Adviser

The Adviser, on its own behalf and on behalf of the Fund and the Trust, represents, warrants and undertakes on a continuing basis that:

(a) it is duly organized validly existing under the laws of its country of incorporation, with full power and authority to enter into this Agreement, including under the documents of the Fund, and that it has taken all steps necessary to appoint the Sub-Adviser to perform the services envisaged in this Agreement,

(b) it holds all authorizations, consents and licenses required to be held under any law, rule or regulation governing its activities pursuant to this Agreement;

(c) it is duly authorised and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Adviser, the Trust or the Fund are bound whether arising by contract, operation of law or otherwise;

(d) its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement does not and will not violate or exceed any power or restriction granted or imposed by:

(1) any law, regulations, authorisation, directive or order (whether or not having the force of law) to which it or the Fund are subject;

(2) the Registration Statement or any applicable offering documents for the Fund; or

(3) any agreement or arrangement to which it or the Fund are a party or which is binding on it or the Fund or their respective assets;

(e) except as disclosed to the Sub-Adviser, there have been no legal proceedings against the Adviser, the Trust or the Fund nor any of its affiliates or directors or representatives responsible for the management of the Trust or the Fund within the last ten (10) years, nor has there been any against the Trust or the Fund;

(f) it is experienced in the engagement of advisers and is aware of the risks associated with such engagements, including the risk that the Fund could suffer substantial diminution in value;

(g) each of the Adviser, the Trust and the Fund satisfies and will continue to satisfy the definition of “institutional investor” as defined in the Securities and Futures Act 2001 of Singapore (“SFA”) at all times during the term of this Agreement and each of them acknowledges that it shall be required to maintain such status as required in order for the Sub-Adviser to be permitted to provide the services to it in respect of the Fund. It undertakes to inform the Sub-Adviser forthwith if there is any change in its status as an “institutional investor” and to provide such documents as may be requested by the Sub-Adviser from time to time, as documentary evidence and assurance of its status as an “institutional investor’’;

(h) it acknowledges that the Sub-Adviser may be required to furnish monthly statement of accounts containing certain types of information to it pursuant to Regulation 40 of the Securities and Futures (Licensing and Conduct of Business) Regulations and hereby requests and confirms that it does not require such monthly statements of account from the Sub-Adviser;

(i) it is subject to and supervised for and will comply on a continuing basis with all respects to, the anti-money laundering and countering the financing of terrorism requirements consistent with the standards set by the Financial Action Task Force and that it has conducted customer due diligence on the Fund and the Trust in accordance with internal policies of the Adviser;

(j) it understands the investments involve a degree of risk and understands the risk disclosure statements contained in Schedule B and accepts its contents;

(k) the information set out in this Agreement and Schedules and any other information provided from time to time to the Sub-Adviser is true, complete and not misleading in each case at all times during the term of this Agreement in all material respects. The Sub-Adviser is entitled to rely fully on such information and representations unless and until the Sub-Adviser receives notice of any such change from the Adviser;

(l) it understands, acknowledges and agrees that in order to comply with any applicable anti-money laundering, anti-corruption, anti-tax evasion and the prevention of the financing of terrorism regulations, the Sub-Adviser and its affiliates may require detailed verification of the Adviser’s identity, the identity of its authorized signatories, connected parties and beneficial owners (if any), the source of the Fund and their tax risk status, and to comply with anti-money laundering, anti-corruption, anti-terrorism and anti-tax evasion rules under applicable laws, rules and regulations. In the event of delay or failure by any of the foregoing persons to produce any information required for verification purposes, the Sub-Adviser may terminate this Agreement. In that case, neither the Sub-Adviser nor its affiliates and delegates shall be liable for any loss (whether direct, indirect or consequential and including, without limitation, loss of profit or interest) suffered by the Adviser, the Trust or the Fund as a result of the termination of this Agreement;

(m) it shall provide reasonable assistance and such information as the Sub-Adviser shall reasonably request in respect of the Fund to enable the Sub-Adviser to comply with all applicable laws, rules and regulations and to discharge its obligations as a capital market services licensee holder for Funds management under the SFA;

(n) except as may be required by or requested pursuant to applicable laws, rules and regulations, the Adviser shall not be obliged to provide any information regarding the investors or beneficial owners of the Fund or the Adviser. In the event of delay, refusal or failure by the Adviser or the Fund to produce any information required by or requested pursuant to applicable laws, rules and regulations for such purposes, the Sub-Adviser may take various actions to discharge its own obligations, including to refuse to perform the services under this Agreement or to immediate termination of this Agreement. Neither the Sub-Adviser nor its affiliates and delegates shall be liable for any loss (whether direct, indirect or consequential and including, without limitation, loss of profit or interest) suffered by the Adviser, the Trust or the Fund as a result of such rejection or delay;

(o) its name does not or has not at any time appeared, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control or on any lists or resolutions issued by the United Nations (whether through the Security Council or otherwise) pursuant to which dealings with persons specified therein are prohibited, restricted or discouraged;

(p) its officers, employees, agents or affiliates is not a “politically exposed person” or a family member or close associate of a “politically exposed person”;

(q) it is and will continue to be in compliance with all applicable anti-money laundering and Know Your Customer (“KYC”) laws and regulations;

(r) the Fund is the beneficial owner of the account and is an individual or a company or a trust and if not, each beneficial owner of the account is an individual or a company or a trust that, at all times during a year:

(1) is neither a Singapore citizen nor tax resident in Singapore;

(2) does not have a permanent establishment in Singapore (other than a Funds manager);

(3) does not carry on a business in Singapore; and

(4) does not derive income from investments that have been transferred to it (other than by way of a sale on market terms and conditions) from a person carrying on a business in Singapore, where the income derived by that person from that investment was not, or would not have been if not for the transfer, exempt from tax;

(s) it acknowledges and agrees that the Sub-Adviser does not guarantee the future performance or any specific level of performance for the Fund, the success of any investment decision or strategy that the Sub-Adviser may adopt, or the success of the Sub-Adviser’s overall involvement with the management of the Fund. Each of them understands that the services under this Agreement performed by the Sub-Adviser are subject to various risks, including but not limited to market, interest rate, foreign currency, equity, credit, counterparty, economic, systemic, regulatory, political, legal and operational risks, and that investment decisions will not always be profitable and may result in significant loss or depreciation in the value of the Fund’s assets.

The Adviser agrees to promptly notify the Sub-Adviser of any change with respect to the information outlined above and to provide such further information as the Sub-Adviser as may reasonably require.

4B. Representations By Sub-Adviser

The Sub-Adviser represents, warrants and undertakes on a continuing basis that:

(a)	it is duly organized validly existing under the laws of its country of incorporation, with full power and authority to enter into this Agreement,

(b)	it holds all authorizations, consents and licenses required to be held under any law, rule or regulation governing its activities pursuant to this Agreement within the last ten (10) years;

(c)

except as disclosed to the Adviser, there have been no legal proceedings against the Sub-Adviser, nor any of its affiliates or directors or representatives responsible for the services under this Agreement;

(d)

the information set out in this Agreement and Schedules and any other information provided from time to time to the Adviser is true, complete and not misleading in each case at all times during the term of this Agreement in all material respects. The Adviser is entitled to rely fully on such information and representations unless and until the Adviser receives notice of any such change from the Sub-Adviser; and

(e)	it is and will continue to be in compliance with all applicable anti-money laundering and Know Your Customer (“KYC”) laws and regulations.

The Sub-Adviser agrees to promptly notify the Adviser of any material change with respect to the information outlined above and to provide such further information as the Adviser as may reasonably require.

To the extent permissible, the Parties further agree to enter into or execute such further documents and instruments and/or to take such further actions as may be necessary to amend this Agreement to comply with any new rules and regulations applicable to the Sub-Adviser or the Adviser, in particular any changes to the SFA or the Advisers Act. If the Adviser or the Sub-Adviser does not agree to make any such changes to this Agreement, the Adviser or the Sub-Adviser shall have the right to terminate this Agreement at any time with immediate effect.

5.  Brokerage

The Sub-Adviser may place orders pursuant to its investment determinations for the Fund with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser may open and maintain brokerage accounts, and enter into trading agreements, of all types on behalf of and in the name of the Fund. The Sub-Adviser may enter into standard customer agreements with brokers and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Sub-Adviser deems desirable or appropriate. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for the portfolio transaction, the Sub-Adviser will consider all factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting broker-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. The parties hereto acknowledge that it is desirable for the Trust that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by broker-dealers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favourable price and efficient execution. Therefore, the Sub-Adviser may cause the Fund to pay a broker-dealer that furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either the particular transaction or the overall responsibilities of the Sub-Adviser to the Fund in compliance with Section 28(e) of the 1934 Act. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder and subject to any other applicable laws, rules and regulations, the Sub-Adviser and its affiliates are authorized to effect portfolio transactions for the Fund and to retain brokerage commissions on such transactions. The Sub-Adviser may, but shall not be obligated to, aggregate or bunch orders for the purchase or sale of portfolio securities for the Fund with orders for its other clients where: (i) such aggregation or bunching of orders is not inconsistent with each Fund’s investment objectives, policies and procedures, (ii) the allocation of the securities so purchased or sold, as well as the allocation of expenses incurred in any such transaction, shall be made by the Sub-Adviser in a manner that complies with the Sub-Adviser’s trade allocation policies and procedures as disclosed to the Board and is fair and equitable in the judgment of the Sub-Adviser and is consistent with the Sub-Adviser’s fiduciary obligations to the Fund and each of its other clients. Except where it has received the Adviser’s written consent in advance, the Sub-Adviser shall not enter into trading agreements with appropriate derivative counterparties on behalf of the Fund unless the counterparty to such agreement is either (i) a “U.S. person” as that term is used in Treas. Reg. 1.1441-4(a)(3)(ii) and Section 7701(a)(30) of the Code or (ii) a “qualified derivatives dealer” as defined in Treas. Reg. 1.1441-1-(e)(6) and acting in its capacity as such, and, in each case, has agreed to provide appropriate documentation certifying its tax status under clause (i) or (ii).

6. Books, Records and Regulatory Filings

(a) The Sub-Adviser agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Adviser with respect to the Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Adviser further agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request; provided, however, that the Sub-Adviser may retain copies of such records for the applicable periods they are required by law to be retained.

(b) The Sub-Adviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws, rules and regulations.

(c) The Sub-Adviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Sub-Adviser also shall make all required filings on Schedule 13D or 13G and Form 13F in respect of the Fund as may be required of the Fund due to the activities of the Sub-Adviser.

7.  Class Action Filings

The Sub-Adviser is not responsible for making any class action filings with respect to the Fund.

8. Standard of Care, Limitation of Liability and Indemnification

(a) The Sub-Adviser shall exercise its best judgment in rendering the services under this Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Adviser or the Fund, or affiliated persons of the Adviser or the Fund (collectively, the “Adviser Indemnitees”) in connection with the matters to which this Agreement relates except a loss resulting from the Sub-Adviser’s wilful misfeasance, bad faith or gross negligence in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement; provided, however, that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser Indemnitees for, and the Sub-Adviser shall indemnify and hold harmless the Adviser Indemnitees from, any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which any of the Adviser Indemnitees may become subject to the extent arising out of or resulting solely from (i) the Sub-Adviser causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund’s current Registration Statement or the most current written guidelines, policies or instruction provided in writing by the Board or the Adviser to the Sub-Adviser, (ii) the Sub-Adviser causing the Fund to fail to satisfy the requirements set forth in Section 2(i) hereof, (iii) any untrue statement of a material fact contained in information provided by the Sub-Adviser for use in the Fund’s Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials and pertaining to the Sub-Adviser or its management of the Fund (or the omission to state therein a material fact known to the Sub-Adviser that was required to be stated therein or necessary to make the statements therein not misleading), or (iv) a breach of this Agreement by the Sub-Adviser, in each case, that has a material adverse effect on the Fund; provided further, however, that in no case is the Sub-Adviser’s indemnity in favor of any Adviser Indemnitee deemed to protect such person against any liability to which any such person would otherwise be subject by reason of wilful misconduct, bad faith or negligence in performance of such person’s duties or by reason of such person’s reckless disregard of the obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Fund may have under federal or state securities laws.

(b) The Sub-Adviser shall be entitled to obtain and may act or rely upon the opinion or advice or any information obtained from any broker, lawyer, accountant, valuer, surveyor, auctioneer or other expert, whether reporting to the Sub-Adviser, the Adviser, the Trust or the Fund or not, and to obtain legal advice from its professional advisers for the time being, if it considers that such advice is necessary or desirable for the proper performance of its duties under this Agreement. Any reasonable action or omission taken or suffered by the Sub-Adviser in good faith in reliance on or in accordance with such advice or opinion shall constitute full protection and justification to the Sub-Adviser with respect to the action or omission so taken or suffered.

(c) Subject to the foregoing:

(1) the Sub-Adviser shall not incur any liability in respect of any action taken or thing suffered by it in reliance upon any notice, resolution, direction, consent, certificate, affidavit, statement, certificate of stock, plan of reorganization or other document of title, or other paper or document reasonably believed to be genuine and reasonably believed to have been passed, sealed or signed by the proper parties; and

(2) the Sub-Adviser may act upon any advice of or information obtained from any accountants, brokers, lawyers, agents or other persons acting as agents or advisers of the Sub-Adviser, the Adviser, the Trust or the Fund and shall not be liable for anything done or omitted in reliance upon such advice or information unless occasioned by gross negligence, wilful default or fraud of the Sub-Adviser. The Sub-Adviser shall not be responsible for any misconduct, mistake, oversight, error of judgement, or want of prudence on the part of any such accountant, broker, lawyer, agent or other person as aforesaid. Any such advice or information may be obtained or sent by letter, electronic mail or facsimile transmission and the Sub-Adviser shall not be liable for acting on any advice or information purported to be conveyed by any such letter, telegram, telex message, cablegram, electronic mail or facsimile transmission although the same contains some error or is not authentic.

(3)  Without prejudice to the generality of this Section 8, in no event shall the Sub-Adviser be liable to any investor of the Fund or any third party for any:

(i) loss of goodwill, business or profits;

(ii) special, indirect, punitive or consequential damages, claims, losses, demands, costs, expenses or liability; or

(iii) arising under or in connection with this Agreement, even if previously informed of the possibility of such items as described above and regardless of the form of action.

(d) The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other Funds of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each, a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

(e) As used in this Section 8(a) and (b), the term “Sub-Adviser” shall include any officers, directors, employees, independent contractors or other affiliates of the Sub-Adviser performing services with respect to the Fund.

(f)  The Adviser agrees to indemnify and hold harmless the Sub-Adviser and its shareholders, directors, officers, employees, managers, agents, representatives, and affiliates (“Sub-Adviser Entities”) from and against any and all claims, losses, expenses, obligations and, liabilities or damages (including reasonable attorney’s fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Sub- adviser Entities of its duties hereunder; provided however that the Adviser will not indemnify the Sub-Adviser Entities for Losses resulting from any Sub-Adviser Entity’s wilful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s or such person’s obligations and duties under this Agreement, or by reason of its duties or from any Sub-Adviser Entity’s reckless disregard of its obligations and duties under this Agreement.

(g) For the avoidance of doubt, the parties agree that the Sub-Adviser’s liability and indemnity obligations in connection with the services under this Agreement shall be governed by this Section 8, notwithstanding any additional and/or conflicting terms contained in any policies, guidelines or similar materials of the Sub-Adviser.

9. Compensation

The Sub-Adviser shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

10.  Expenses

The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, excluding those costs of the Fund associated with brokerage activities. The Sub-Adviser shall bear all reasonable expenses and costs of the Trust (including reasonable attorney’s fees) up to an aggregate amount of $5000, if any, arising out of a termination or possible termination of this Agreement as a result of an “assignment” (as defined in the 1940 Act) caused by a change of control or management of the Sub-Adviser, including the preparation and mailing of an information statement to shareholders pursuant to a “manager-of-managers” exemptive order from the SEC, or the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply in any circumstance in which the Adviser, in consultation with internal or outside counsel to the Trust and counsel to the Sub-Adviser, deems that an actual or possible assignment of this Agreement has or may occur, and determines that an information statement should be used, or a vote of shareholders should be obtained, as the case may be. The Adviser shall bear all reasonable expenses and costs of the Sub-Adviser (including reasonable attorney’s fees) arising out of a termination or possible termination of this Agreement as a result of an “assignment” (as defined in the 1940 Act) caused by a change of control or management of the Adviser, provided that the parties agree that the Sub-Adviser shall continue to provide sub-advisory services to the Fund.

11. Services to Other Companies or Accounts

The investment advisory services of the Sub-Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to other investment companies and clients (whether or not their investment objective and policies are similar those of the Fund) and to engage in other activities, provided that such other services and activities do not interfere with or impair the Sub-Adviser’s ability to fulfil its duties and obligations under this Agreement. If the Sub-Adviser provides any advice to its clients concerning investment in the shares of the Fund, the Sub-Adviser shall act solely for such clients in that regard and not in any way on behalf of the Adviser, the Trust or the Fund.

12. Compliance Matters

(a) The Sub-Adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Adviser agrees to cooperate with the Adviser and the Trust and its Trustees and officers, including the Fund’s CCO, with respect to (i) relevant compliance-related matters relating to its sub-advisory services to the Fund, and (ii) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Sub-Adviser. In this regard, the Sub-Adviser shall:

(1) submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Sub-Adviser’s compliance manual, it being understood that the Sub-Adviser’s obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Fund may be invested shall be subject to the fulfilment of the condition that the Board approve the Sub-Adviser’s proxy voting policies and procedures;

(2) submit annually (and at such other times as the Trust may reasonably request) to the Fund’s CCO and the Adviser for consideration by the Board, the Sub-Adviser’s annual review of its compliance policies and procedures;

(3) provide periodic reports, certifications and information concerning the Sub-Adviser’s compliance program including, but not limited to, the following;

(i) Quarterly Compliance Certifications, including any required attachments, no later than the tenth (10th) Business Day after each calendar quarter; and

(ii) Annual Report on Code of Ethics Matters, including any required attachments, no later than the fifteenth (15th) Business Day of October each year.

(4) provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Sub-Adviser’s compliance program, which access shall include on-site visits with the Sub-Adviser as may be reasonably requested from time to time;

(5) permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Sub-Adviser’s compliance personnel by, among other things, providing the Adviser and the Fund’s CCO and other officers with a specified individual within the Sub-Adviser’s organization to discuss and address compliance-related matters;

(6) provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Fund’s CCO, with such certifications as may be reasonably requested;

(7) reasonably cooperate with any independent registered public accounting firm engaged by the Trust, ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm’s opinion, and each year provide the Adviser and such independent registered public accounting firm with a copy of the most recent SSAE 16 Report prepared by the Sub-Adviser’s independent auditors regarding the Sub-Adviser’s internal controls; and

(8) provide a list of any participating affiliate that provides, or assists in providing, services under the Agreement, which includes the identity of the participating affiliate and such other information reasonably requested by the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Fund’s CCO.

(b) The Sub-Adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program materially in compliance with the requirements of Rule 206(4)-7 under the Advisers Act.

13. Duration and Termination

(a) This Agreement shall be effective immediately as of the date set forth above and shall continue in effect year to year thereafter, provided each continuance is specifically approved at least annually [at least sixty (60) days prior to the end of the then effective term] by (i) the vote of a majority of the Trustees or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved at least sixty (60) days prior to the end of the then effective term by a majority of the Trustees who are neither (A) parties to this Agreement nor (B) “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval.

(b) This Agreement is terminable with respect to the Fund, without penalty, on sixty (60) days’ written notice to the Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by the Adviser. This Agreement is terminable with respect to the Fund, without penalty, by the Sub-Adviser (i) upon ninety (90) days’ written notice to the Adviser and the Trust; or (ii) at any time by written notice to the Adviser, if (A) the Adviser, on its own behalf or on behalf of the Fund or the Trust, materially breaches any of its representations and warranties in this Agreement (including but not limited to the Adviser, the Trust or the Fund ceasing to be an “institutional investor” under the SFA); (B) it becomes illegal for the Sub-Adviser to perform the services contemplated by this Agreement in compliance with the licensing requirements (as applicable) in Singapore or ongoing obligations arising from such licensing or licensing exemption (as applicable); or (C) there is a delay, refusal or failure by the Adviser, the Trust or the Fund to provide any information required for verification purposes pursuant to Section 4(n). In addition, this Agreement will terminate in the event of the termination of the Advisory Agreement with respect to the Fund. This Agreement will be terminated automatically in the event of its “assignment” (as defined by the rules, regulations and interpretations of the SEC.).

(c) In the event of a termination of this Agreement for any reason with respect to the Fund, the Sub-Adviser shall reasonably cooperate with any transition manager or successor investment sub-adviser and with the Adviser in transitioning the management of the Fund to one or more new sub-advisers or to the Adviser, including, without limitation, providing the transition manager, at such reasonable intervals as the transition manager may request, with a list of holdings for the Fund and such other information as required by the transition management agreement, into which the Adviser and the transition manager will, at that time, enter. The Sub-Adviser shall deliver to Adviser all periodic compliance reports, certifications and information applicable to the period of Sub-Adviser’s services provided under this Agreement, including annual compliance reports and certifications.

(d) Termination of this Agreement shall not affect the rights or obligations of the Adviser, the Adviser Indemnitees and the Sub-Adviser and Sub-Adviser Entities under Section 8 of this Agreement.

14. Use of Name(s) and Other; Track Record

(a) The Sub-Adviser hereby consents to the use of its name and any derivation thereof and the names of its affiliates in the Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Adviser hereby consents to the use its name and any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, as well as those of the Trust, the Fund or any of their affiliates in the Sub-Adviser’s disclosure documents, advertising and marketing, sales literature and similar communications.

(b) It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) (including the use of “White Oak” in the name of the Fund) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(c) For the avoidance of doubt, the Adviser will not preclude the Sub-Adviser from using any performance and holdings data, along with related analyses (including, but not limited to, attribution analyses and various types of risk analyses) of the Fund, indefinitely, for the period during which the Sub-Adviser provided services, it being understood by the Parties that the such information and data will remain accessible for the Fund even in the event of termination of the Agreement.

(d) The Adviser further agrees to provide access to information in relation to the Fund, upon request, for 6 months from the termination date. The Sub-Adviser acknowledges that, beyond this period, the Adviser shall not be obligated to provide further information.

15. Confidential Information

(a) Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Fund (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement; provided, however, that the Sub-Adviser may disclose Confidential Information as may be required by Applicable Laws and Regulations; provided further that the Sub-Adviser may disclose its track record with respect to the Fund, including aggregate performance data of the Fund, in any advertisement of the Sub-Adviser. Notwithstanding the foregoing, Sub-Adviser hereby agrees that the Adviser may provide information regarding Funds characteristics, trading history, portfolio holdings, performance information or any other related information to Adviser’s analysts and portfolio managers assigned to the asset class(es) in which the Fund invests in connection with the management of portfolios in the discretionary investment programs through which the Fund is offered, and to any third party in compliance with the Trust’s policies on disclosure of portfolio holdings.

(b) The Sub-Adviser’s insights and advice constitutes valuable information used by the Sub-Adviser in its business. The Adviser shall be entitled to use and disclose information only to the extent that the Sub-Adviser’s portfolio level information will be shared on a historic aggregate basis to clients and prospective clients, without referencing the Sub-Adviser specifically.

(c) The Adviser agrees that information supplied in relation to this Agreement and otherwise received in connection with this Agreement (including any information concerning the Fund, the Adviser and information relating to the Fund obtained from other sources from time to time) which contains personal data of individuals be held by the Sub-Adviser and its affiliates, and each of the foregoing persons may collect, use, disclose, process, transfer and maintain such personal data for the purposes of carrying out KYC processes, including administering or managing the Fund and carrying out the Adviser instructions or responding to any enquiry purporting to be given by Adviser or on the Adviser’s behalf, dealing in any other reasonable matters relating to the Fund (including the mailing of reports or notices), forming part of the records of the Recipient as to the business carried on by it, and observing any legal, governmental or regulatory requirements of any relevant jurisdiction (including any disclosure or notification requirements to which any Recipient of the data is subject). To the extent any financial statement or communication may be sent to the Adviser, the Adviser consents to the Sub-Adviser sending such financial statements communications relating to the Fund to the Adviser by postal mail, facsimile or email, in accordance with this Agreement and in so doing processing such personal data for such purpose. The Sub-Adviser agrees that the Sub-Adviser and its affiliates shall fully comply with instruction by the Adviser and laws applicable to the Sub-Adviser regarding collection, use, disclosure, processing and/or transfer of personal data and specifically, that all personal data disclosed by the Adviser to the Sub-Adviser (and/or its affiliates) pursuant to this Agreement (“Adviser Data”) shall be held in strict confidence and in compliance with instruction by the Adviser and laws applicable to the Sub-Adviser and that the Sub-Adviser and its affiliates will maintain reasonable safeguards and other security measures designed to (i) ensure the security and confidentiality of the Adviser Data; (ii) protect against any reasonably anticipated threats or hazards to the security and integrity of the Adviser Data; and (iii) protect against any actual or suspected unauthorized processing, loss, use, disclosure or acquisition of or access to any Adviser Data.

(d) Subject to the terms herein, the Adviser will provide reasonable assistance in connection with the Sub-Adviser’s efforts to ensure its compliance with applicable prevailing data protection and other applicable laws, rules and regulations.

(e) The Fund and the Adviser shall each have the right of access to~~, ,~~ all records of the personal data of individuals provided by it to the Sub-Adviser which is held by the Sub-Adviser (whether held on computer files or manually). A copy of such record will be provided to the Adviser, upon the payment of a modest administration charge to cover the costs of complying with such request. Requests should be made in writing to the Sub-Adviser and allow a reasonable time for processing.

(f)  Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(g) In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will, to the extent legally permissible and practicable, give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

16.  Amendment

This Agreement may be amended in writing signed by the parties to this Agreement in a manner that is in accordance with applicable laws, rules and regulations, as modified or interpreted by any applicable order, exemptive relief or interpretative release issued by the SEC.

17.  Notices

All notices hereunder shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable international courier delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

Trust or Adviser:

TCW Investment Management Company LLC

515 South Flower Street

Los Angeles, CA 90071

Email: peter.davidson@tcw.com

Sub-Adviser:

White Oak Capital Partners Pte. Ltd.

3 Church Street, #22-04

Samsung Hub

Singapore 049483

Email: manoj.garg@whiteoakindia.com and sgoperations@whiteoakindia.com

19. Data Protection

(a) The Adviser (on its own behalf and on behalf of the Trust and the Fund) consents and agrees that information including personal data supplied on this Agreement and otherwise received in connection with this Agreement (including any information concerning the Adviser, the Trust, the Fund and the investments of the Fund obtained from other sources form time to time) may be held by the Sub-Adviser and its affiliates and each of the foregoing persons may collect, use, disclose, process and maintain such personal data for the purposes of administering or managing the Fund, carrying out Adviser’s instructions or responding to any enquiry purporting to be made or on behalf of the Adviser, dealing in any other matters relating to the Adviser, the Trust and/or the Fund (including the mailing of reports or notices), forming part of the records of the recipient as to the business carried on by it and observing any legal, governmental or regulatory requirements of any relevant jurisdiction (including any disclosure or notification requirements to which any recipient of the data is subject).

(b) All such information may be retained and used after the termination of this Agreement. Inquiries concerning the collection, use or disclosure of such personal information may be directed to the Sub-Adviser.

(c) This Section 19 shall not preclude any party from complying with (i) any applicable law, rules, regulation or legal process; or (ii) legally binding requirements from any governmental or regulatory authorities to which any party may be subject from time to time. In complying with any such requirement, the party disclosing the information shall promptly inform the other party in writing of such requirement before disclosure is made, or if required to make such disclosure before notice can be given to the other party, immediately after the disclosure is made.

20. Conflict of Interest

To the extent permitted by applicable law, rules and regulations, nothing in this Agreement shall prevent the Sub-Adviser and/or its directors, officers and employees from buying, holding or dealing in assets of the same class or similar to the Fund for its own account or for the account of any of its customers notwithstanding that similar assets may be held by or for the account of or otherwise connected with the Fund and no person so interested shall be liable to account to the Adviser, the Trust, the Fund, or the investors of the Fund, for any profits or benefits made or derived by or in connection with any such transaction to any other party by reason solely of such interest, provided that such buying, holding or dealing for the benefit of the Sub-Adviser’s individual employees or officers personal trading accounts will be conducted in compliance with the Sub-Adviser’s personal trading policies and procedures and other compliance policies and procedures and does not contravene any applicable laws, rules and regulations.

Notwithstanding anything to the contrary in this Agreement, the Adviser and the Sub-Adviser acknowledge and agree as follows:

(a) none of the Sub-Adviser, its affiliates or any of their respective officers, directors or employees are required to devote their full time to the affairs of the Adviser, the Trust and the Fund and may engage in activities, including investment management and advisory activities, that are independent from those of the Adviser, the Trust and the Fund. The Sub-Adviser may also establish and act as the investment adviser, sub-adviser or manager to other collective investment vehicles and separate accounts, or otherwise be involved in or control the affairs and business of such entities and related entities, which may potentially create a conflict with the Adviser, the Trust and the Fund. Where a conflict of interest arises, the Sub-Adviser and its affiliates shall use all reasonable endeavors to ensure that it is resolved fairly and in accordance with their respective regulatory obligations;

(b) the Sub-Adviser (i) may own, or manage Funds and accounts that own, securities issued by issuers of securities in which the Sub-Adviser may invest for the Fund under this Agreement, subject to the Sub-Adviser’s personal trading policy; and (ii) shall not be obligated to account to the Fund, the Trust or the Adviser for any profits or benefits made or derived therefrom, unless otherwise agreed to by both parties. It may make recommendations or effect transactions which differ from those effected with respect to the Fund;

(c) non-executive principals, directors and officers of the Sub-Adviser and its affiliates may also be directors of, or otherwise be interested in (which shall exclude stock ownership), any company whose securities are held or dealt on behalf of the Fund. If such circumstances arise, the Adviser will be notified by the Sub-Adviser to the best of the Sub-Adviser’s knowledge, via the pre-approval form described herein or, if subsequent to the investment, as soon as possible. For the avoidance of doubt, this should not include employees of the Sub-Adviser and its affiliates; and

(d) the Sub-Adviser is not under any obligation to offer investment opportunities of which it becomes aware to the Adviser, the Trust or the Fund, or the Sub-Adviser’s collective investment vehicles and separate accounts, in respect of any such transaction or any benefit received by any of them from any such transaction, but will, to the extent permitted by law and taking into account all factors and considerations that it considers to be relevant (including, without limitation, the cash available for investment, portfolio concentration and weighting, minimum investment size, other industry movements, investments in related sectors of the economy, and legal, tax and regulatory matters), allocate such opportunities on an equitable basis between the Fund and the other collective investment vehicles and separate accounts that it manages or advises.

21. Other fees and commission

Except as approved in writing by the Adviser, all fees and commissions payable by third parties in connection with any transaction in relation to the Fund shall be payable to the Fund or, if received by the Sub-Adviser payable by the Sub-Adviser to the Fund. The Sub-Adviser must pay to the Fund forthwith upon its receipt or upon the making of an arrangement or the arising of an expectation by the Sub-Adviser for its receipt of any fees, commissions, returns, dividends, income, benefits or any other payments or monies received by the Sub-Adviser or in relation to the investment of the Fund under this Agreement without any deduction. The Fund is liable to bear any indirect taxes (including but not limited to goods and services tax), if applicable, on any compensation or other payments due to the Sub-Adviser under this Agreement. It is understood and agreed that each party to this Agreement is solely responsible for the income-tax (including interest and / or penalties) payable on its own income, and if such taxes relating to any party are recovered from the other party under applicable laws, rules and regulations, the party originally liable in respect of such income-tax shall reimburse the party from whom such taxes have been recovered.

22. Force Majeure

Notwithstanding any other provision of this Agreement, the Sub-Adviser shall not be responsible for the loss of or damage to the Fund or for any failure to fulfil its duties hereunder, if such loss, damage or failure shall be caused by or be directly or indirectly due to war damage, the act of any government or other competent authority, act of terrorism, riot, civil commotion, rebellion, accident, fire, strike, pandemic or other cause whether similar or not beyond the control of the Sub-Adviser (each, a “Force Majeure Event”) provided that the Sub-Adviser shall use all reasonable efforts to minimize the effect of the same.

23. Miscellaneous

(a) This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

(b) Titles or captions of sections in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions thereof.

(c) This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

(d) This Agreement and the rights and obligations of the parties hereunder shall be governed by, and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of laws provisions of that or any other jurisdiction. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control. The parties irrevocably consent to submit to the jurisdiction of any federal or state court sitting in the State of Delaware.

(e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(f) Notwithstanding anything herein to the contrary, the Sub-Adviser shall be an independent contractor. Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, the Trust or the Fund, except to the extent expressly authorized by this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

TCW INVESTMENT MANAGEMENT COMPANY LLC

By:
	Name:	Richard Villa
	Title:	Executive Vice President, Chief Financial Officer and Assistant Secretary

TCW INVESTMENT MANAGEMENT COMPANY LLC

By:
	Name:	Peter Davidson
	Title:	Senior Vice President, Associate General Counsel and Assistant Secretary

WHITE OAK CAPITAL PARTNERS PTE. LTD.

By:
Name:
Title:

Schedule A

Pursuant to Section 9 of the Investment Sub-Advisory Agreement (the “Agreement”) among White Oak Capital Partners Pte. Ltd. (the “Sub-Adviser”) and TCW Investment Management Trust Company LLC (the “Adviser”), on behalf of TCW White Oak Emerging Markets Equity Fund (the Fund), the Sub-Adviser shall be compensated for the services it performs on behalf of the Fund as follows:

1. For purposes of calculating the fee to be paid to the Sub-Adviser under the Agreement:

“Portfolio Assets” shall mean the net assets of the Fund managed by the Sub-Adviser pursuant to the following investment strategy as agreed to by the Adviser and the Sub-Adviser in a separately negotiated investment mandate (a “Strategy”).

“Aggregated Assets” for a particular Strategy shall mean the assets of all registered investment companies managed by the Adviser that are managed by the Sub-Adviser pursuant to that Strategy, including Portfolio Assets.

2. The Adviser will pay the Sub-Adviser a fee, payable monthly, based on average daily Portfolio Assets (computed in the manner set forth in the Trust’s Trust Instrument) determined as of the close of business on each Business Day throughout the calendar month. The Sub-Adviser’s fee shall be calculated using the effective rate applicable to Aggregated Assets managed pursuant to a specific Strategy based on the following rate schedule.

Rate:

50% of the advisory fee on the Fund’s net assets of up to $1 billion;

55% of the advisory fee on the next $1 billion of the Fund’s net assets; and

70% of the advisory fee on the Fund’s net assets over $2 billion

The Sub-Adviser’s fee shall be computed monthly and, within twelve (12) Business Days of the end of each calendar month, the Adviser shall transmit to the Sub-Adviser the fee for the previous month. Payment shall be made in U.S. federal Funds wired to a bank account designated by the Sub-Adviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated on the basis of the number of Business Days it is so in effect for that month.

The Sub-Adviser agrees to look exclusively to the Adviser, and not to any assets of the Trust or the Fund, for the payment of the Sub-Adviser’s fees arising under Section 2.

Schedule B

Regulatory Disclosures by the Sub-Adviser

1. Risk Disclosure Statement

This statement is to inform the Adviser that there are risks involved in placing monies and assets with the Sub-Adviser for investment on the terms of the Agreement entered into with the Sub-Adviser. In particular, the Adviser should be aware of the following:

(a)	Concentration Risk

The Fund may at any point in time be highly concentrated in its investment or be held significantly in cash. The Fund could be subject to significant losses if it holds a large position in a particular security that declines in value or is otherwise adversely affected, including default of the issuer.

(b)	Initial Public Offerings Risk

Securities involved in initial public offerings have no trading history. Prices of such securities may be subject to greater price volatility than more established securities.

(c)	Funds and Market Risk

The price of securities can and does fluctuate, and any individual security may experience upward or downward movements and may even become valueless. There is an inherent risk that losses may be incurred rather than profit made as a result of buying and selling securities and there can be no assurance that the Fund will achieve its investment objectives.

(d)	Emerging markets and liquidity risks

Some of the markets such as India where investments will be made are emerging markets, and as a consequence tend to be substantially smaller, less liquid, less regulated and more volatile than major securities markets, such as those in more developed markets. The limited liquidity of securities in some emerging countries could also affect the ability to acquire or dispose of securities at the price and at the time that the Sub-Adviser would prefer to do so.

(e)	Political, economic, legal, regulatory and social developments

Markets are influenced by the political, economic, legal, regulatory and social developments in the jurisdictions concerned, and maybe uncertain and may increase the risk of investment.

(f)	Derivatives risk

Investments may include derivatives such as warrants, options and futures for the purpose of efficient portfolio management. The risk of investing in warrants and options depends on the terms attached to them and on the volatility of the stock markets on which they are traded. As the viability of exercising warrants and/or options depends on the market prices of the securities to which they relate, it may be the case that the Sub-Adviser from time to time considers it not viable to exercise certain warrants and/or options held by it within the prescribed period, in which case any costs incurred in obtaining the warrants or options will not be recoverable.

(g)	Currency exchange risk

The Fund may be invested primarily in securities denominated in various currencies and any income received from those investments will be received in those currencies, some of which may fall in value against the value of the currency initially placed with the Sub-Adviser for investment. There is therefore a currency exchange risk which may affect the value of the Investments.

(h)	Counterparty and broker risks

Transactions executed with counterparties and brokers are dependent on their respective due performance of their obligations. The insolvency or default of such counterparties and brokers may lead to positions being liquidated or closed out and/or may result in difficulties in recovering the monies and assets held.

(i)	Taxation

The Adviser should note in particular that the proceeds from the sale of securities in some markets or the receipt of any dividends and other income may be or may become subject to tax, levies, duties or other fees or charges imposed by the authorities in that market, including taxation levied by withholding at source. Tax law and practice in certain countries into which the Fund invests or may invest in the future may not be clearly established. It is therefore possible that the current interpretation of the law or understanding of practice may change, or that the law may be changed with retrospective effect.

(j)	Emerging and Growth Markets

Investing in the in the securities of issuers in emerging markets involves certain considerations, including but not limited to: political and economic conditions, the potential difficulty of repatriating funds or enforcing contractual or other legal rights, and the small size of the securities markets in such countries coupled with a low volume of trading resulting in potential lack of liquidity and in price volatility. Investments held in the name of the investor with a sub custodian in the local market where traded in order to comply with local law will be indicated on the statements.

(k)	Margin Accounts

Margin transactions involve the possibility of greater loss than transactions for which the investor is not borrowing money. If the value of the securities and other assets in the Fund falls, the Fund may be required to deposit additional assets to secure any loan. The Fund remains solely liable for any deficiencies arising from such sales.

(l)	Indices

Indices are unmanaged. The figures for an index may reflect the reinvestment of dividends and other earnings but do not reflect the deduction of advisory fees, transaction costs and other expenses a client would have paid, which would reduce returns.

(m)	Liquidity Risk

Under certain market conditions, the Fund may find it difficult or impossible to liquidate a position.

The above should not be considered to be an exhaustive list of the risks which the Adviser should consider.

2. Singapore Regulatory Disclosures

The Adviser acknowledges and agrees to the following matters, as a matter of Singapore law:

(a)

[as at the date of this Agreement, the Sub-Adviser, its affiliates, and the Fund managed or advised by the Sub-Adviser and its affiliates have a group professional liability insurance, directors and officers liability insurance, and crime cover. This coverage will be increased as the total assets under management or assets under administration of the Sub-Adviser’s group increases over time. The Sub-Adviser may from time to time if it considers appropriate in its discretion, vary or replace such professional indemnity insurance cover on such terms and conditions as the Sub-Adviser may deem appropriate;]

(b)	all investments advised by the Sub-Adviser under this Agreement will be valued in accordance with the valuation policies and at such time as set out in the Registration Statement of the Fund; and

the Sub-Adviser shall not utilize any kind of borrowings, leverage or other credit support in the provision of the services under this Agreement.

3. ESG Guidelines

The Sub-Adviser has established a framework and policies for managing environmental risks. Please contact the Sub-Adviser for more information on the Sub-Adviser’s environmental risk management policies.